Exhibit 99.1

Bristol-Myers Squibb Names Dinesh C. Paliwal To Board of Directors

(NEW YORK, June 19, 2013) - Bristol-Myers Squibb Company (NYSE: BMY) today announced that its Board of Directors has elected Dinesh C. Paliwal to the Board, effective July 1, 2013. Mr. Paliwal will serve as a member of the Committee on Directors and Corporate Governance.

Paliwal, 55, who was born and raised in India, is currently the chairman, president and chief executive officer of Harman International Industries, Inc., a leading provider of premium audio and infotainment systems for the automotive, consumer and professional markets, a position he has held since 2008. He served as Harman’s president and chief executive officer from 2007 to 2008. Prior to joining Harman, he spent 22 years with ABB Group, a leader in power and automation technologies with operations in approximately 100 countries, where he last held the dual role of president, Global Markets and Technologies of ABB Ltd. and chairman and chief executive officer of ABB North America. While at ABB, Paliwal lived and worked in China for several years where he also served for three years as economic advisor to the governor of Guangdong Province. Paliwal serves on the board of ADT Corporation (NYSE: ADT) and has previously served as the chairman of the U.S. National Foreign Trade Council.

We are very excited to have Dinesh join our Board,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “He is an accomplished leader who has worked in senior positions in Asia, Europe and the United States. I am confident his insights gained from more than 30 years of broad international experience will be of great value to our company.”

James M. Cornelius, chairman of Bristol-Myers Squibb, added, “Dinesh is an individual with high integrity. He has an impressive track record for driving entrepreneurship and leading edge innovation as well as a sharp focus on growth. We are fortunate to have him join our Board.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

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Contacts:

Bristol-Myers Squibb

Media

Jennifer Mauer, 609-252-6579, jennifer.mauer@bms.com

Investors

Ranya Dajani, 609-252-5330, ranya.dajani@bms.com

Ryan Asay, 609-252-5020, ryan.asay@bms.com